Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Dryden National Municipal Fund, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 811-02992 and 002-66407) on Form N-1A of Dryden National Municipal Fund, Inc. (hereafter referred to as the “Fund”) of our report dated October 27, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of August 31, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for the year ended August 31, 2008, for the eight month period ended August 31, 2007 and the year ended December 31, 2006, and the financial highlights for the year ended August 31, 2008, for the eight month period ended August 31, 2007 and for each of the years in the three-year period ended December 31, 2006, which appears in the August 31, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

October 27, 2008